Exhibit (h)(10)



                          EXPENSE LIMITATION AGREEMENT

                             ALLIANCEBERNSTEIN L.P.
                          1345 Avenue of the Americas
                            New York, New York 10105


                                                         March 1, 2014

AllianceBernstein Cap Fund, Inc.
1345 Avenue of the Americas
New York, New York 10105

Dear Sirs:

            AllianceBernstein L.P. herewith confirms our agreement with you as follows:

            1. You are an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "Act"). You propose to engage in the business of investing and reinvesting your assets in accordance with applicable limitations. Pursuant to an Advisory Agreement dated as of March 1, 2014 (the "Advisory Agreement"), you have employed us to manage the investment and reinvestment of such assets with respect to the AllianceBernstein Concentrated Growth Fund (the "Portfolio").

            2. We hereby agree that, notwithstanding any provision to the contrary contained in the Advisory Agreement, we shall limit as provided herein the aggregate expenses incurred by the Portfolio, including but not limited to the fees payable to us pursuant to the Advisory Agreement ("Advisory Fees"), but not including (i) extraordinary expenses, (ii) interest expense, (iii) the fees and expenses of registered investment companies or series thereof in which the Portfolio invests ("Acquired Funds") other than investment advisory fees of Acquired Funds for which we serve as investment adviser (the "Limitation"). Under the Limitation, we agree that, through March 1, 2016, such expenses shall not exceed a percentage (the "Percentage Expense Limitation") of the Portfolio's average daily net assets equal to, on an annualized basis, 1.24% in the case of the Class A shares, 1.99% in the case of the Class B shares, 1.99% in the case of Class C shares, 0.99% in the case of Advisor Class shares, 1.49 % in the case of Class R shares, 1.24% in the case of Class K shares, 0.99% in the case of Class I shares, 0.99% in the case of Class Z shares, 1.09% in the case of Class 1 shares, and 0.99% in the case of Class 2 shares.

            To determine our liability for expenses in excess of the Percentage Expense Limitation, the amount of allowable fiscal-year-to-date expenses shall be computed daily by prorating the Percentage Expense Limitation based on the number of days elapsed within the fiscal year, or limitation period, if shorter (the "Prorated Limitation"). The Prorated Limitation shall be compared to the Portfolio's expenses recorded through the current day in order to produce the allowable expenses to be recorded for the current day (the "Allowable Expenses"). If Advisory Fees and the Portfolio's other expenses for the current day exceed the Allowable Expenses, Advisory Fees for the current day shall be reduced by such excess. In the event such excess exceeds the amount due as Advisory Fees, we shall be responsible for the additional excess.

            3. Nothing in this Agreement shall be construed as preventing us from voluntarily limiting, waiving or reimbursing your expenses outside the contours of this Agreement during any time period before or after March 1, 2016; nor shall anything herein be construed as requiring that we limit, waive or reimburse any of your expenses incurred after March 1, 2016, or, except as expressly set forth herein, prior to such date.

            4. This Agreement shall become effective on the date hereof and remain in effect until March 1, 2016. Upon the termination or expiration hereof, we shall have no claim against you for any amounts not reimbursed to us pursuant to the provisions of paragraph 2.

            5. This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the Act.

            If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

                                           Very truly yours,

                                           ALLIANCEBERNSTEIN L.P.


                                           By:
                                               -------------------------
                                               Emilie D. Wrapp
                                               Assistant Secretary


Agreed to and accepted
as of the date first set forth above.



ALLIANCEBERNSTEIN CAP FUND, INC.

By:
    ---------------------------
    Eric C. Freed
    Assistant Secretary